Exhibit 99
FirstEnergy Nuclear Operating Company                 For Immediate Release
Davis-Besse Nuclear Power Station
5501 N. State Route 2
Oak Harbor, Ohio 43449

News Media Contact:
Richard Wilkins
(419) 321-7129


                           FENOC, NRC DISCUSS PROGRESS
                     ON SAFETY, OTHER ISSUES AT DAVIS-BESSE

     FirstEnergy Nuclear Operating Company (FENOC) officials today discussed at the monthly 0350 restart meeting the numerous projects that have been completed, as well as remaining tasks necessary for restarting the Davis-Besse Nuclear Power Station. The meeting was conducted by the Nuclear Regulatory Commission
(NRC) at Camp Perry, near Port Clinton, Ohio.

     Reporting preliminary results from an employee survey conducted at the plant in late March, Bill Pearce, vice president-FENOC Oversight, noted marked improvement in many areas compared with survey results from August 2002. The surveys were designed to measure the willingness of employees to identify and report safety issues without concerns about reprisals.

     "We had nearly 80-percent participation," Pearce said, "compared to 56 percent last year. And the results indicated improvement in 24 of 26 questions asked in both surveys - in some cases as much as a 20-percentage-point improvement, which tells us we're on the right track."

          Examples of improvement:
          o In March, 89 percent said that management clearly communicated its expectations regarding safety, compared to 55 percent last year.

                                     (more)

          o Eighty-two percent agreed that management is willing to listen to problems, compared to 63 percent last year.
          o    Ninety  percent  said  first-line  supervisors  address  concerns brought to their attention, compared to 61 percent last year.
          o    Seventy-six   percent   said  that   constructive   criticism  is
               encouraged, compared to 53 percent last year.

     The survey also identified some areas for improvement. For example, some employees said that management had not fully demonstrated a commitment to creating and maintaining a work environment that encourages employees to raise safety issues. Also, they questioned the effectiveness of the Condition Report process and the effectiveness and the confidentiality of the new Employee Concerns Program.

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     In  a  related  presentation,  FENOC  Chief  Operating  Officer  Lew  Myers commented briefly on an independent safety culture assessment conducted in February 2003 by Dr. Sonja Haber, an expert in organizational psychology. The final report has been completed, Myers said, and will be discussed in detail at a later NRC meeting.

     "We believe our assessment is solid, and we saw alignment between the findings in Dr. Haber's report with the results of our own assessment," Myers said. "We're developing a comprehensive plan to address any outstanding areas for improvement."

     Recently completed projects discussed at the meeting included modification of the Containment Emergency Sump; modification of the Decay Heat Valve Tank; maintenance work on 90 motor-driven Reactor Coolant System Valves; installation of a FLUS Leak Detection System on the bottom of the reactor vessel; and the successful Integrated Leak Rate Test on the containment vessel.

                                     (more)

     FENOC officials also discussed projects that need to be completed prior to restart. For example, FENOC officials are determining whether to replace two High Pressure Injection Pumps, test the current ones with sump water, or install additional filtration on the system. Also, crews are replacing relays on the Safety Features Actuation System, completing the installation of the Containment Air Coolers, and finishing painting of the containment dome.

     The next milestone will be the pressure test of the Reactor Coolant System, including the reactor vessel, slated for mid- to late May.

     FirstEnergy Nuclear Operating Company is a subsidiary of the Akron, Ohio-based FirstEnergy Corp., a registered public utility holding company.


Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes or approvals (including revised environmental requirements), availability and cost of capital, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.

                                    (041503)

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